Exhibit 99

DRAFT	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (847) 615-1538

TARGET CORPORATION FOURTH QUARTER EARNINGS PER SHARE FROM CONTINUING OPERATIONS $0.90

FISCAL 2004 EPS FROM CONTINUING OPERATIONS $2.07

MINNEAPOLIS, February 17, 2005 — Target Corporation today reported earnings from continuing operations of $809 million, or $0.90 per share, for the fourth quarter ended January 29, 2005, compared with $722 million, or $0.79 per share, in the fourth quarter ended January 31, 2004. For the full year, earnings from continuing operations were $1.885 billion, or $2.07 per share, in 2004, compared with $1.619 billion, or $1.76 per share, in 2003. As previously disclosed, fourth quarter and full year 2004 earnings from continuing operations were reduced by $65 million, or $0.04 per share, as a result of an adjustment to the company’s lease accounting. All earnings per share figures refer to diluted earnings per share. The attached consolidated financial statements are unaudited.

Net earnings for the fourth quarter of 2004 were $825 million, or $0.91 per share. These results included a gain on disposal of discontinued operations of $16 million, or $0.01 per share, related to finalizing the tax attributes of the transaction, in addition to the earnings from continuing operations. Net earnings for the full year were $3.198 billion, or $3.51 per share. In addition to earnings from continuing operations, total year results also included earnings from discontinued operations of $75 million, or $0.08 per share, and a gain of $1.238 billion, or $1.36 per share, related to the sale of Marshall Field’s and Mervyn’s.

“We are pleased with our performance and our many accomplishments during 2004, including our strong growth and continued market share gains at Target and the successful sale of our Mervyn’s and Marshall Field’s divisions,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “We believe that we remain well-positioned in 2005 and the years beyond to delight our guests, achieve profitable growth and deliver superior value to our shareholders.”

Analysis of Continuing Operations – Full Year Results

Total revenues increased 11.5 percent to $46.839 billion from $42.025 billion in 2003, driven by a 5.3 percent increase in comparable store sales combined with the contribution from new store expansion and our credit card operations. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the year, earnings before interest and income taxes (EBIT) increased 14.0 percent to $3.601 billion, compared with $3.159 billion in 2003. The contribution from the company’s credit card operations to EBIT was $485 million, an increase of $61 million, or 14.4 percent.

—more—

TARGET CORPORATION

The company’s gross margin rate improved from the prior year primarily due to an increase in markup, while the company’s expense rate was unfavorable to prior year primarily due to previously disclosed lease accounting adjustments. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

Net interest expense grew $14 million to $570 million in 2004, including $89 million related to loss on debt repurchase, compared with $556 million in 2003, including $15 million of loss on debt repurchase. The impact of the higher loss on debt repurchase on 2004 interest expense was partially offset by substantially lower average funded balances in the third and fourth quarters resulting from the application of proceeds from the Mervyn’s and Marshall Field’s sale transactions.

Analysis of Continuing Operations – Fourth Quarter Results

Fourth quarter revenues were $15.194 billion, up 11.1 percent from $13.676 billion in the same period a year ago. Comparable store sales for the quarter rose 5.4 percent.

Fourth quarter earnings before interest and income taxes were $1.409 billion, an increase of $118 million, or 9.1 percent, from the fourth quarter of 2003.

The company’s gross margin rate improved slightly from the prior year primarily due to an increase in markup, partially offset by higher markdowns. The company’s expense rate was unfavorable to prior year primarily due to previously disclosed lease accounting adjustments, partially offset by expense rate favorability in other areas. The contribution from the company’s credit card operations to EBIT was $134 million, an increase of $23 million, or 21.0 percent.

Net interest expense decreased $22 million for the quarter. This improvement was due to the benefit of significantly lower average funded balances, reflecting the application of proceeds from the Mervyn’s and Marshall Field’s sale transactions, partially offset by a higher average portfolio rate.

Analysis of Discontinued Operations

During 2004, Target Corporation completed the sale of its Mervyn’s and Marshall Field’s business segments in separate transactions for an aggregate cash consideration of approximately $4.9 billion. As a result of these transactions, the corporation reported a pretax gain of $2.000 billion, or $1.36 per share, for the full year. In addition, the financial results of Marshall Field’s and Mervyn’s are reported as discontinued operations for both 2004 and 2003.

In connection with the sale of Marshall Field’s, Target is providing transition support services for a fee to The May Department Stores Company until the end of first quarter 2005. Target is also supplying transition services for a fee, in connection with the sale of Mervyn’s, until the earlier of August 2007 or the date on which an alternative long-term solution for providing these services is in place. Consideration received from providing these services is reflected as an offset to expenses incurred.

—more—

TARGET CORPORATION

Other Factors

In the fourth quarter of 2004, Target adopted SFAS 123R, which requires that all stock-based compensation, including grants of employee stock options, be accounted for using a fair-value-based method. The impact of adopting this revised accounting guidance, using the modified retrospective transition method, was a reduction in pre-tax earnings of approximately $7 million, or less than $0.01 per share, in the fourth quarter and $38 million, or about $0.03 per share, for the full year. All prior periods have been restated to reflect this accounting change.

The company’s annual effective income tax rate for continuing operations was 37.8 percent in both 2004 and 2003.

In June 2004, the company announced a $3 billion share repurchase program. Under this program, the company repurchased $300 million of its common stock during the fourth quarter, acquiring 6.1 million shares at an average price of $49.51 per share. For the full year, the company has acquired 28.9 million shares of its common stock at an average price per share of $44.68, reflecting a total investment of approximately $1.29 billion. The company continues to expect that this share repurchase program will be completed within two to three years of its inception.

Miscellaneous

Target Corporation will webcast its fourth quarter earnings conference call at 9:30am CST today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (click on “investors/webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CST today through the end of business on February 18, 2005. The replay number is (203) 369-1043.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2003 Form 10-K.

Target Corporation’s continuing operations include large, general merchandise discount stores, as well as an on-line business called Target.com. The company currently operates 1,308 Target stores in 47 states.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

###

(Tables Follow)

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
(Millions, except per share data)	January 29,	January 31,	%	January 29,	January 31,	%
(Unaudited)	2005	2004	Change	2005	2004	Change

Sales	$14,877	$13,389	11.1%	$45,682	$40,928	11.6%
Net credit revenues	317	287	10.6	1,157	1,097	5.5

Total revenues	15,194	13,676	11.1	46,839	42,025	11.5

Cost of sales	10,348	9,339	10.8	31,445	28,389	10.8
Selling, general and administrative expense	2,888	2,568	12.5	9,797	8,657	13.2
Credit expense	205	192	6.5	737	722	2.0
Depreciation and amortization	344	286	20.2	1,259	1,098	14.6

Earnings from continuing operations before interest expense and income taxes	1,409	1,291	9.1	3,601	3,159	14.0

Interest expense	107	129	(17.3)	570	556	2.6

Earnings from continuing operations before income taxes	1,302	1,162	12.0	3,031	2,603	16.4

Provision for income taxes	493	440	12.0	1,146	984	16.4

Earnings from continuing operations	809	722	12.0	1,885	1,619	16.4

Earnings from discontinued operations, net of $62, $46 and $116 tax	—	101	—	75	190	(60.4)
Gain on disposal of discontinued operations, net of ($21) and $761 tax	16	—	—	1,238	—	—

Net earnings	$825	$823	0.1%	$3,198	$1,809	76.7%

Basic earnings per share:
Continuing operations	$0.91	$0.79	14.1	$2.09	$1.78	17.4
Discontinued operations	—	0.11	—	0.08	0.21	(59.5)
Gain on disposal of discontinued operations	0.01	—	—	1.37	—	—
Basic earnings per share	$0.92	$0.90	1.9%	$3.54	$1.99	78.2%

Diluted earnings per share:
Continuing operations	$0.90	$0.79	13.9	$2.07	$1.76	17.4
Discontinued operations	—	0.11	—	0.08	0.21	(59.6)
Gain on disposal of discontinued operations	0.01	—	—	1.36	—	—
Diluted earnings per share	$0.91	$0.90	1.8%	$3.51	$1.97	78.1%

Weighted average common shares outstanding:
Basic	895.3	911.6		903.8	911.0
Diluted	903.0	918.0		912.1	919.2

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

(Millions) (Unaudited)	January 29, 2005	January 31, 2004

ASSETS
Cash and cash equivalents	$2,245	$708
Accounts receivable, net	5,069	4,621
Inventory	5,384	4,531
Other current assets	1,224	1,000
Current assets of discontinued operations	—	2,092
Total current assets	13,922	12,952

Property and equipment, net	16,860	15,153
Other noncurrent assets	1,511	1,377
Noncurrent assets of discontinued operations	—	1,934
Total assets	$32,293	$31,416

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$5,779	$4,956
Current portion of long-term debt and notes payable	504	863
Other current liabilities	1,937	1,670
Current liabilities of discontinued operations	—	825
Total current liabilities	8,220	8,314

Long-term debt	9,034	10,155
Deferred income taxes	973	632
Other noncurrent liabilities	1,037	917
Noncurrent liabilities of discontinued operations	—	266
Shareholders’ investment	13,029	11,132
Total liabilities and shareholders’ investment	$32,293	$31,416

Common shares outstanding	890.7	911.8

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION

	Twelve Months Ended
(Millions)	January 29,	January 31,
(Unaudited)	2005	2004

OPERATING ACTIVITIES
Net earnings	$3,198	$1,809
Earnings from and gain on disposal of discontinued operations, net of tax	1,313	190
Earnings from continuing operations	1,885	1,619
Reconciliation to cash flow:
Depreciation and amortization	1,259	1,098
Deferred tax provision	234	208
Bad debt provision	451	476
Loss on disposal of fixed assets, net	59	41
Other noncash items affecting earnings	127	58
Changes in operating accounts providing/(requiring) cash:
Accounts receivable	(898)	(817)
Inventory	(853)	(579)
Other current assets	(64)	(234)
Other assets	(147)	(149)
Accounts payable	823	721
Accrued liabilities	319	85
Income taxes payable	(79)	99
Other	(16)	24
Cash Flow Provided by Operations	3,100	2,650

INVESTING ACTIVITIES
Expenditures for property and equipment	(3,068)	(2,756)
Proceeds from the disposal of fixed assets	56	67
Proceeds from sale of discontinued operations	4,893	—
Cash Flow Provided/(Required) by Investing Activities	1,881	(2,689)

FINANCING ACTIVITIES
Decrease in notes payable, net	—	(100)
Additions to long term debt	10	1,200
Reductions of long term debt	(1,487)	(1,179)
Dividends paid	(272)	(237)
Repurchase of stock	(1,260)	(5)
Stock option exercises	146	36
Other	57	(10)
Cash Flow Required by Financing Activities	(2,806)	(295)

Net Cash (Required)/Provided by Discontinued Operations	(638)	292
Net Increase / (Decrease) in Cash and Cash Equivalents	1,537	(42)

Cash and Cash Equivalents at Beginning of Year	708	750
Cash and Cash Equivalents at End of Year	$2,245	$708

Target Corporation

(Millions)

(Unaudited)

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE STORE SALES

Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores		Retail Square Feet
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004	% Change
Target General Merchandise Stores	1,172	1,107	140,953	131,638	7.1
SuperTarget Stores	136	118	24,056	20,925	15.0
Total	1,308	1,225	165,009	152,563	8.2%

	Three Months Ended		Twelve Months Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
Continuing Operations Comparable Store Sales	5.4%	6.1%	5.3%	4.4%

CREDIT CARD CONTRIBUTION OF CONTINUING OPERATIONS

	Three Months Ended		Twelve Months Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
Revenues
Finance charges, late fees and other revenues	$288	$264	$1,059	$1,015
Merchant fees
Intracompany	22	16	65	49
Third-party	29	23	98	82
Total revenues	339	303	1,222	1,146
Expenses
Bad debt	124	126	451	476
Operations and marketing	81	66	286	246
Total expenses	205	192	737	722

Pre-tax credit card contribution	$134	$111	$485	$424

As a percent of total average receivables (annualized)	10.2%	9.1%	9.8%	9.1%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Three Months Ended		Twelve Months Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
Allowance at beginning of period	$363	$340	$352	$320
Bad debt provision	124	126	451	476
Net write-offs	(100)	(114)	(416)	(444)
Allowance at end of period	$387	$352	$387	$352

As a percent of period-end receivables	7.1%	7.1%	7.1%	7.1%

SUPPLEMENTAL DATA

	January 29, 2005	January 31, 2004
Period-end receivables	$5,456	$4,973

Total past due as a percent of period-end receivables *	3.5%	4.2%

* Accounts with three or more payments past due.

	Three Months Ended		Twelve Months Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004

Total revenues as a percent of average receivables (annualized):	25.7%	24.9%	24.8%	24.6%

Net write-offs as a percent of average receivables (annualized):	7.6%	9.5%	8.4%	9.5%

Total average receivables	$5,278	$4,881	$4,927	$4,661